Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 42-I dated July 25, 2014	Term Sheet to Product Supplement No. 42-I Registration Statement No. 333-177923 Dated September 8, 2014; Rule 433

Structured Investments

$

Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation due September 13, 2016

General

•	The notes are designed for investors who seek a fixed return that will not be less than 57.50% if the Final Stock Price of each Reference Stock is greater than or equal to 107% of its Stock Strike Price. Investors should be willing to forgo interest and dividend payments and, if the Final Stock Price of either Reference Stock is less than its Stock Strike Price, be willing to lose some or all of their principal at maturity, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing September 13, 2016*
•	The notes are not linked to a basket composed of the Reference Stocks. The payment at maturity is linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about September 8, 2014 and are expected to settle on or about September 11, 2014. The pricing date, for purposes of the notes, is the day that the terms of the notes become final. The Stock Strike Price has been determined by reference to the closing price of one share of the applicable Reference Stock on September 5, 2014, subject to adjustments, and not by reference to the closing price of one share of the applicable Reference Stock on the pricing date.

Key Terms

Reference Stocks:	As specified under “Key Terms Relating to the Reference Stocks” on page TS-1 of this term sheet.
Knock-In Event:	A Knock-In Event occurs if the Final Stock Price of each Reference Stock is greater than or equal to its Knock-In Level.
Knock-In Level	With respect to each Reference Stock, 107% of its Stock Strike Price
Payment at Maturity:

If a Knock-In Event has occurred, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Digital Return)

If a Knock-In Event has not occurred, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Stock Return)

If a Knock-In Event has not occurred and the Final Stock Price of the Lesser Performing Reference Stock is less than its Stock Strike Price, you will lose some or all of your principal amount at maturity.

Digital Return:	At least 57.50%, which reflects the maximum return on the notes. Accordingly, the actual maximum payment at maturity per $1,000 principal amount note will not be less than $1,575.00. The actual Digital Return will be provided in the pricing supplement and will not be less than 57.50%
Stock Return:	(Final Stock Price – Stock Strike Price) Stock Strike Price
Stock Strike Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on September 5, 2014, divided by its Stock Adjustment Factor, as specified under “Key Terms Relating to the Reference Stock” in this term sheet. The Stock Strike Price of each Reference Stock is not determined by reference to the closing price of one share of that Reference Stock on the Pricing Date.
Final Stock Price:	With respect to each Reference Stock, the closing price of that Reference Stock on the Observation Date
Stock Adjustment Factor:	With respect to each Reference Stock, set equal to 1.0 on September 5, 2014 and subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “General Terms of Notes — Additional Reference Stock Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 42-I for further information.
Lesser Performing Reference Stock:	The Reference Stock with the Lesser Performing Stock Return
Lesser Performing Reference Stock Return:	The lower of the Stock Returns of the Reference Stocks
Original Issue Date (Settlement Date):	On or about September 11, 2014
Observation Date*:	September 8, 2016
Maturity Date*:	September 13, 2016
CUSIP:	48127DZR2
*	Subject to postponement as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 42-I

Investing in the Single Observation Knock-In Digital Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 42-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $22.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-58 of the accompanying product supplement no. 42-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $947.50 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $920.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 8, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 42-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 42-I dated July 25, 2014. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 42-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 42-I dated July 25, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214005589/e59764_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Key Terms Relating to the Reference Stocks

The Reference Stocks, the Bloomberg ticker, the Stock Strike Price and the Knock-In Level of each Reference Stock are set forth below:

Reference Stock	Bloomberg Ticker	Stock Strike Price*	Knock-ln Level*
Common stock of American International Group, Inc., par value $2.50 per share	AIG	$55.04	$58.8928
Common stock of Bank of America Corporation, par value $0.01 per share	BAC	$16.02	$17.1414
*	Subject to adjustments
JPMorgan Structured Investments —	TS-1
Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation

Selected Purchase Considerations

•	FIXED AND CAPPED APPRECIATION POTENTIAL — If a Knock-In Event has occurred, you will receive a fixed and capped return equal to the Digital Return at maturity, which also reflects the maximum return on the notes at maturity. The Digital Return will be provided in the pricing supplement and will not be less than 57.50%. Accordingly, the maximum payment at maturity will not be less than $1,575.00 per $1,000 principal amount note. If a Knock-In Event has not occurred, you will receive a return equal to the Lesser Performing Stock Return, which will be positive if the Final Stock Price of the Lesser Performing Reference Stock is greater than its Stock Strike Price, at maturity. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Lesser Performing Reference Stock, which will be one of the two Reference Stocks. See “Key Terms Relating to the Reference Stocks” and “The Reference Stocks” in this term sheet for more information.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 42-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the notes. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 42-I dated July 25, 2014.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. We will pay you at least your principal back at maturity only if the Final Stock Price of each Reference Stock is greater than or equal to its Stock Strike Price. If a Knock-In Event has not occurred and the Final Stock Price of the Lesser Performing Reference Stock is less than its Stock Strike Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price of the Lesser Performing Reference Stock is less than its Stock Strike Price. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE DIGITAL RETURN — If a Knock-In Event has occurred, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will be equal to a predetermined percentage of the principal amount, regardless of the appreciation in either Reference Stock, which may be significant. We refer to this percentage as the Digital Return, which will be provided in the pricing supplement and will not be less than 57.50%.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.
JPMorgan Structured Investments —	TS-2
Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	THE OPPORTUNITY TO RECEIVE THE DIGITAL RETURN MAY TERMINATE ON THE FINAL VALUATION DATE — If a Knock-In Event has not occurred, you will not receive the Digital Return, and if the Final Stock Price of either Reference Stock is less than its Stock Strike Price, you will be fully exposed to any depreciation in the Lesser Performing Reference Stock. Under these circumstances, you will lose some or all of your principal amount at maturity.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 42-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold either of the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. Your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to both of the Reference Stocks. The performance of the Reference Stocks may not be correlated. Poor performance by either of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stock. Accordingly, your investment is subject to the risk of decline in the level of each Reference Stock.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Lesser Performing Reference Stock, you will not benefit from the performance of the other Reference Stock. Accordingly, if the Final Stock Price of the Lesser Performing Reference Stock is less than its Stock Strike Price, you will lose some or all of your principal amount at maturity, even if the Final Stock Price of the other Reference Stock is greater than or equal to its Stock Strike Price.
•	THE BENEFIT PROVIDED BY THE KNOCK-IN LEVEL MAY TERMINATE ON THE OBSERVATION DATE — If the Final Stock Price of either Reference Stock is less than its Knock-In Level (i.e., a Knock-In Event does not occur), the benefit provided by the Knock-In Level will terminate and you will be fully exposed to any depreciation in the Lesser Performing Reference Stock below its Stock Strike Price. The Final Stock Price of each Reference Stock will be determined based on the closing price of one share of that Reference Stock on a single day near the end of the term of the notes. In addition, the closing price of one share of a Reference Stock at other times during the term of the notes could be greater than or equal to its Knock-In Level. This difference could be particularly large if there is a significant decrease in the closing price of one share of either or both Reference Stocks during the later portion of the term of the notes or if there is significant volatility in the closing price of one share of either or both Reference Stocks during the term of the notes, especially on dates near the Observation Date.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any
JPMorgan Structured Investments —	TS-3
Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation

assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price, of one share of each Reference Stock, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the closing price of one share of each Reference Stock;
•	the time to maturity of the notes;
•	whether a Knock-In Event is expected to occur;
•	the dividend rates on the Reference Stocks;
•	the actual and expected positive or negative correlation between the Reference Stocks, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to its Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in either of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this term sheet. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
JPMorgan Structured Investments —	TS-4
Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation

•	VOLATILITY RISK — Greater expected volatility with respect to a Reference Stock indicates a greater likelihood as of the pricing date that the closing price of one share of that Reference Stock could be below its Knock-In Level and/or its Stock Strike Price. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of one share of a Reference Stock could fall sharply between the pricing date and the Observation Date, which could result in a significant loss of principal.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting each Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Digital Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Digital Return.
JPMorgan Structured Investments —	TS-5
Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation

What Are the Total Return and Payment at Maturity on the Notes, Assuming a Range of Performances for the Lesser Performing Reference Stock?

The following table and examples illustrate the hypothetical total return and hypothetical payment at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The table and examples below assume that the Lesser Performing Reference Stock is the common stock of Bank of America Corporation We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock for purposes of calculating your actual total return or payment at maturity. In addition, the following table and examples assume a Stock Strike Price for the Lesser Performing Reference Stock of $16 and a Digital Return of 57.50% and reflect the Knock In-Level of $17.12 (107% of the hypothetical Stock Strike Price). The actual Digital Return will be provided in the pricing supplement and will not be less than 57.50%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Knock-In Event Has Occurred (1)		Knock-In Event Has Not Occurred (1)
Final Stock Price	Lesser Performing Reference Stock Return	Total Return	Payment at Maturity	Total Return	Payment at Maturity
$28.8000	80.00%	57.50%	$1,575.00	N/A	N/A
$26.4000	65.00%	57.50%	$1,575.00	N/A	N/A
$24.0000	50.00%	57.50%	$1,575.00	N/A	N/A
$22.4000	40.00%	57.50%	$1,575.00	N/A	N/A
$20.8000	30.00%	57.50%	$1,575.00	N/A	N/A
$19.2000	20.00%	57.50%	$1,575.00	N/A	N/A
$17.6000	10.00%	57.50%	$1,575.00	N/A	N/A
$17.1200	7.00%	57.50%	$1,575.00	N/A	N/A
$17.1184	6.99%	N/A	N/A	6.99%	$1,069.90
$16.8000	5.00%	N/A	N/A	5.00%	$1,050.00
$16.0000	0.00%	N/A	N/A	0.00%	$1,000.00
$15.2000	-5.00%	N/A	N/A	-5.00%	$950.00
$14.4000	-10.00%	N/A	N/A	-10.00%	$900.00
$12.8000	-20.00%	N/A	N/A	-20.00%	$800.00
$12.0000	-25.00%	N/A	N/A	-25.00%	$750.00
$11.2000	-30.00%	N/A	N/A	-30.00%	$700.00
$9.6000	-40.00%	N/A	N/A	-40.00%	$600.00
$8.0000	-50.00%	N/A	N/A	-50.00%	$500.00
$6.4000	-60.00%	N/A	N/A	-60.00%	$400.00
$4.8000	-70.00%	N/A	N/A	-70.00%	$300.00
$3.2000	-80.00%	N/A	N/A	-80.00%	$200.00
$1.6000	-90.00%	N/A	N/A	-90.00%	$100.00
$0.0000	-100.00%	N/A	N/A	-100.00%	$0.00
(1) A Knock-In Event occurs if the Final Stock Price of each Reference Stock is greater than or equal to its Knock-In Level.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The closing price of one share of the Lesser Performing Reference Stock increases from the Stock Strike Price of $16 to a Final Stock Price of $16.80 — a Knock-In Event has not occurred. Because a Knock-In Event has not occurred and the Lesser Performing Stock Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: The level of the Lesser Performing Reference Stock increases from the Stock Strike Price of $16 to a Final Stock Price of $17.60 — a Knock-In Event has occurred.  Because a Knock-In Event has occurred, the investor is entitled to the Digital Return, regardless of the Lesser Performing Stock Return, and receives a payment at maturity of $1,057.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 57.50%) = $1,575

Example 3: The level of the Lesser Performing Reference Stock increases from the Stock Strike Price of $16 to a Final Stock Price of $26.40 — a Knock-In Event has occurred. Although the Lesser Performing Stock Return of 65% is greater than the Digital Return of 57.50%, because a Knock-In Event has occurred, the investor is entitled to only the Digital Return and receives a payment at maturity of $1,057.50 per $1,000 principal amount note, calculated as follows:

JPMorgan Structured Investments —	TS-6
Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation

$1,000 + ($1,000 × 57.50%) = $1,575

Example 4: The level of the Lesser Performing Reference Stock decreases from the Stock Strike Price of $16 to a Final Stock Price of $9.60 — a Knock-In Event has not occurred. Because a Knock-In Event has not occurred and the Lesser Performing Reference Stock Return is -60%, the investor receives a payment at maturity of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Underlyings” on page PS-34 of the accompanying product supplement no. 42 -I for more information.

American International Group, Inc. (“AIG”)

According to its publicly available filings with the SEC, AIG is a global insurance company that provides a range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services. The common stock of AIG, par value $2.50 per share (Bloomberg ticker: AIG), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of AIG in the accompanying product supplement no. 42-I. AIG’s SEC file number is 001-08787.

Historical Information Regarding the Common Stock of AIG

The following graph sets forth the historical performance of the common stock of AIG based on the weekly closing price of one share of the common stock of AIG from January 2, 2009 through September 5, 2014. The closing price of one share of the common stock of AIG on September 5, 2014 was $55.04. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of AIG has experienced significant fluctuations. The historical performance of the common stock of AIG should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of AIG on the Observation Date. We cannot give you assurance that the performance of the common stock of AIG will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that the common stock of AIG will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of AIG.

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Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation

Bank of America Corporation (“Bank of America”)

According to its publicly available filings with the SEC, Bank of America is a financial institution, serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. The common stock of Bank of America, par value $0.01 (Bloomberg ticker: BAC), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bank of America in the accompanying product supplement no. 42-I. Bank of America’ SEC file number is 001-06523.

Historical Information Regarding the Common Stock of Bank of America

The following graph sets forth the historical performance of the common stock of Bank of America based on the weekly closing price of one share of the common stock of Bank of America from January 2, 2009 through September 5, 2014. The closing price of one share of the common stock of Bank of America on September 5, 2014 was $16.02. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Bank of America has experienced significant fluctuations. The historical performance of the common stock of Bank of America should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Bank of America on the Observation Date. We cannot give you assurance that the performance of the common stock of Bank of America will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that the common stock of Bank of America will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Bank of America.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

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Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Total Return and Payment at Maturity on the Notes, Assuming a Range of Performances for the Lesser Performing Reference Stock?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	TS-10
Single Observation Knock-In Digital Notes Linked to the Lesser Performing of the Common Stock of American International Group, Inc. and the Common Stock of Bank of America Corporation